Exhibit 10.26

AMENDMENT NO. 1 TO ASSIGNMENT AGREEMENT

This Amendment No. 1 to Assignment Agreement (this “Amendment”) is made effective as of November 7, 2012 (the “Effective Date”) by and between Ivan Bergstein, M.D., an individual with a place of business at 750 Lexington Avenue, 6th Floor, New York, NY 10022 (“Assignor”) and Stemline Therapeutics, Inc., a Delaware corporation with a place of business at 750 Lexington Avenue, 6th Floor, New York, NY 10022 (“Assignee” and together with Assignor, the “Parties”), and hereby amends that certain Assignment Agreement, effective as of June 15, 2012, by and between Assignor and Assignee (the “Assignment Agreement”).  Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Assignment Agreement.

WHEREAS Assignor and Assignee are parties to the Assignment Agreement, pursuant to which Assignor agreed to assign all right, title and interest in certain intellectual property rights to Assignee in accordance with the terms and conditions described therein; and

WHEREAS Assignor and Assignee now desire to amend the Assignment Agreement as described herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                      AMENDMENTS

1.1                               Section 1 of the Assignment Agreement is hereby amended by adding the following definition:

“Change in Control” shall mean (i) there is a consolidation or merger of Assignee in which Assignee is not the continuing or surviving corporation (other than a migratory merger, pursuant to which Assignee reincorporates into a different jurisdiction); or there is any other merger or consolidation if, after such merger or consolidation shareholders of Assignee immediately prior to such merger or consolidation hold less than 50% of the voting stock of the surviving entity; (ii) there is a sale or transfer of all or substantially all of the assets of Assignee in one or a series of transactions or there is a complete liquidation or dissolution of Assignee; or (iii) any individual or entity or group acting in concert and affiliates thereof, acquires, directly or indirectly, more than 50% of the outstanding shares of voting stock of Assignee.

1.2                               Section 3.1 of the Assignment Agreement is hereby amended by deleting such section in its entirety and replacing such section with the following:

“3.1                         Amount and Conditions of Payment.

(a)                                 Subject to the conditions set forth in Section 3.1(b) below, Assignee shall pay Assignor, in a combination of cash and Shares (as more fully set forth in Section 3.2 below), an aggregate amount of Two Million Dollars ($2,000,000) (the “Payment Amount”).

(b)                                 The Payment Amount shall be payable only if, within five years of the Transfer Event, the Company either (i) has a Change in Control or (ii) achieves an average market capitalization during any thirty-trading day period following the closing of the IPO of at least $200,000,000.”

1.3                               Section 3.2(a) of the Assignment Agreement is hereby amended by deleting such section in its entirety and replacing such section with the following:

“3.2                         Payment in Cash and Shares.

(a)                                 Subject to Section 3.1(b), Assignee shall pay Assignor at least fifty percent (50%) of the Payment Amount in cash.  Subject to the condition that Assignee shall have theretofore obtained any Assignee stockholder vote or consent required by applicable law or regulation or rule of any national securities exchange to which Assignee is subject, Assignee may pay the remaining fifty percent (50%) in Shares or in a combination of cash and Shares.”

1.4                               Section 5 of the Assignment Agreement is hereby amended by deleting the phrase “December 31, 2012” and replacing such phrase with the phrase “March 31, 2013”.

2.                                      MISCELLANEOUS

2.1                               Amendment.  Except as expressly amended hereby, the Assignment Agreement shall continue in full force and effect in accordance with its terms.

2.2                               Governing Law. This Amendment will be construed, interpreted and applied in accordance with the laws of the State of New York (excluding its body of law controlling conflicts of law).

2.3                               Entire Agreement. This Amendment, together with the Assignment Agreement, constitutes the entire understanding and agreement between the Parties with respect to the subject matter hereof and thereof.

2.4                               Waiver. The terms or conditions of this Amendment may be waived only by a written instrument executed by the Party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term shall be deemed as a continuing waiver of such condition or term or of another condition or term.

2.5                               Counterparts. This Amendment may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

STEMLINE THERAPEUTICS, INC.

By	/s/ Kenneth Hoberman
Name: Kenneth Hoberman
Title: Vice President of Operations

IVAN BERGSTEIN, M.D.

/s/ Ivan Bergstein, M.D.